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                                                                   Exhibit 99.1


FOR IMMEDIATE RELEASE


                         METROMEDIA INTERNATIONAL GROUP
                      AND PLD TELEKOM INC. COMPLETE MERGER

      Company Announces James Hatt as New President and Chief Executive
         Officer of Metromedia International Telecommunications, Inc.

NEW YORK, September 30, 1999--Metromedia International Group, Inc. (AMEX:MMG), a global communications company, and PLD Telekom Inc. (NASDAQ:PLDI) today announced the completion of the merger of the two companies, following the approvals by their respective shareholders.

Under the terms of the merger, the holders of PLD Telekom common stock will receive 0.6353 shares of MMG common stock in exchange for each share of PLD Telekom common stock. PLD Telekom shares will be de-listed immediately upon the effectiveness of the merger and trading in such shares will cease. As a result of the consummation of the merger, News America Incorporated, a wholly owned subsidiary of News Corporation Limited and holder of 38% of PLD Telekom's common stock, now owns approximately 10% of MMG common stock.

Stuart Subotnick, President and Chief Executive Officer of Metromedia International Group, said, "The completion of the acquisition with PLD Telekom exemplifies our commitment to building a global communications company. The combination of their assets with our services will enable us to provide the communications links to deliver voice, data and video services in the emerging markets in which MMG owns and operates its communications and media businesses."

In connection with the completion of the merger, Metromedia International Group, Inc. also announced today that it has named James Hatt, formerly President and Chief Executive Officer of PLD Telekom Inc., as the new President and Chief Executive Officer of Metromedia International Telecommunications, Inc., a Metromedia International Group subsidiary. Mr. Hatt succeeds Richard H. Sherwin, who has resigned from Metromedia International Group, Inc. to pursue other interests. The change becomes effective immediately.

"We are grateful to Dick Sherwin for establishing Metromedia's strong beachhead in Eastern Europe and the former Soviet Union in radio, cable, telecommunications and paging operations. His vision has been fundamental in guiding the growth of MITI's


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joint ventures and we wish him the very best in his next endeavor."
Mr. Subotnick continued. "In moving forward to position ourselves primarily as a telecommunications company with both infrastructure and 'last mile' capabilities, we are delighted that James Hatt, with a career that has been devoted to building telecommunications businesses in emerging countries around the world, is assuming a leadership role in our combined company."

Mr. Hatt's telecommunications career spans two decades, including senior positions at Cable and Wireless plc, where he played a key role in a number of privatizations and new franchise activities. He is a graduate of both the University of London and Cambridge University in the United Kingdom.

MMG shares to be issued upon effectiveness of the merger will be issued as soon as practicable thereafter. Street-name holders of PLD Telekom common stock should contact their brokers to inquire about access to their MMG shares, but are not expected to have access to such shares for over one week after the completion of the merger. Shareholders of record who are in possession of stock certificates will receive materials with instructions explaining how to obtain their MMG shares; these materials are expected to be mailed on or before October 8, 1999.

PLD Telekom will operate as a wholly owned subsidiary of Metromedia International Group, Inc.

ABOUT METROMEDIA INTERNATIONAL GROUP

Metromedia International Group, Inc. is a global communications and media company. Through its wholly owned subsidiary, Metromedia International Telecommunications, Inc., the Company owns and operates communications and media businesses in Eastern Europe, the republics of the former Soviet Union and other emerging markets. These businesses include wireless and wired cable television stations; FM radio stations; radio paging operations; and a variety of telephone operations including GSM cellular, international toll calling, fixed wireless local loop and trunk mobile radio. Through its approximately 58% ownership of Metromedia China Corporation, MITI operates ventures supporting Public Switched Telephone Networks and GSM systems in China. The Company has received notification that a department of the Chinese government had requested termination of two of its four joint telecommunications projects.


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                                                                             11


ABOUT PLD TELEKOM

PLD Telekom Inc. is a major provider of high quality local, long distance and international telecommunications services in the former Soviet Union. Its five principal business units are PeterStar, which provides integrated local, long distance and international telecommunications in St. Petersburg through a fully digital fiber optic network; Teleport-TP, which provides international telecommunications services from Moscow and operates a pan-Russian satellite-based long distance network; Baltic Communications Limited (BCL), which provides dedicated international telecommunications services in St. Petersburg; ALTEL, which is the principal provider of cellular service in the Republic of Kazakhstan; and BELCEL, which provides the only national cellular service in Belarus.

THIS NEWS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, GENERAL ECONOMIC AND BUSINESS CONDITIONS, COMPETITION, CHANGES IN TECHNOLOGY AND METHODS OF MARKETING, AND VARIOUS OTHER FACTORS BEYOND THE CONTROL OF METROMEDIA INTERNATIONAL GROUP, INC. AND PLD TELEKOM INC. THIS ALSO INCLUDES SUCH FACTORS AS ARE DESCRIBED FROM TIME TO TIME IN THE SEC REPORTS FILED BY METROMEDIA INTERNATIONAL GROUP, INC., AND PLD TELEKOM INC., INCLUDING THEIR MOST RECENTLY FILED FORMS 10-K/A AND
FORM 10-Q/A.


Investor Relations:       Ellen Strahs Fader, Vice President, Investor Relations
                          Metromedia International Group, Inc.
                          (212) 606-4389

                          Maxwell Abbott, Vice President, Investor Relations PLD Telekom Inc.
                          (212) 527-3800